Exhibit 99.1

Smith-Midland Announces Third Quarter 2020 Results

MIDLAND, VA. – Smith-Midland Corporation (the Company) (OTCQX: SMID), which develops, manufactures, licenses, rents, and sells a broad array of precast concrete products, services, and systems for use primarily in the construction, transportation, and utilities industries, today announced results for the quarter ended September 30, 2020.

Third Quarter Highlights
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Company reports 1,100 basis point improvement in Gross Margin compared to the prior year third quarter
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Earnings Per Share increases 173 percent compared to the prior year third quarter
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Barrier Rental Revenue increases 407 percent over the prior year third quarter

 “We had a solid third quarter, and I am pleased to see the significant increase in our EPS to $0.38 for the year, a 58 percent increase compared to the prior year,” said Ashley Smith, President and Chief Executive Officer. “We continue to grow barrier rentals, which yield higher margins and drove the bottom-line earnings growth, despite product sales being down for the year. The outlook over the next 2-3 years still looks strong with infrastructure spending continuing to increase in our geographic region. The long-term strategy of transitioning to increased barrier rentals compared to barrier sales has proven effective so far in 2020. Our core rental fleet revenue is up 74 percent this year over 2019, with barrier rental revenue also being favorably impacted by short-term special projects in the quarter. The short-term special projects are not part of the primary operating strategy, however due to the high-risk and complexity they carry slightly higher margins.

“During the third quarter we designed, engineered, and produced a test panel for the next generation of the SlenderWall system for a major construction company in our region. Listening to customer needs and working as a partner, we successfully created the first long-span SlenderWall design to meet much larger building specifications in the future. The new design is a part of the sales strategy to expand the product offering and capabilities to reach new markets.

“We are focused on reinforcing our balance sheet as we continue to navigate a dynamic macro environment. Increased efforts on accounts receivable have improved our cash and investment position to $8.7 million, which exceeds total long-term debt of $7.8 million. The financial health of the Company is extremely important during this time of uncertainty, and we have positioned the business for long-term success and sustainability through any economic condition.”

Third Quarter 2020 Results
The Company reported third quarter revenues of $12,515,000, a 5 percent decrease from the prior-year quarter. Gross margin for the quarter was 31 percent, an increase of 1,100 basis points from the third quarter of 2019. Pre-tax income for the third quarter of 2020 was $2,018,000 compared to pre-tax income of $758,000 in 2019, an increase of $1,260,000. Net income for the third quarter increased 168 percent to $1,549,000, as compared to net income of $579,000 in same quarter a year ago. Diluted earnings per share for the quarter were $0.30, compared to $0.11 in the third quarter of 2019.

Nine Months 2020 Results
The Company reported nine-month revenues of $32,789,000 for 2020, a 4 percent decrease from the same period in the prior year. Pre-tax income for the nine months of 2020 was $2,540,000 compared to pre-tax income of $1,571,000 in same period of 2019, an increase of $969,000. Net income for the nine months of 2020 was $1,952,000, compared to net income of $1,207,000 in the first nine months of 2019. Diluted earnings per share were $0.38 for the first nine months of 2020, compared to $0.24 for the first nine months of 2019.

Balance Sheet and Liquidity
As of September 30, 2020, the Company had cash and investments totaling $8.7 million, with accounts receivable of $9.8 million. Outstanding debt on notes payable totaled $7.8 million at the end of the third quarter 2020, with the Company receiving a loan under the Paycheck Protection Plan in the amount of $2.7 million during the second quarter of 2020.

About Smith-Midland
Smith-Midland develops, manufactures, licenses, rents, and sells a broad array of precast concrete products for use primarily in the construction, transportation and utilities industries. Management and the board own approximately 17.5 percent of SMID stock, aligning with shareholder values.

Forward-Looking Statements
This announcement contains forward-looking statements, which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors which might cause such a difference include, but are not limited to, the risk that the COVID-19 outbreak may significantly adversely affect future operations, product demand, the impact of competitive products and pricing, capacity and supply constraints or difficulties, general business and economic conditions, our debt exposure, the effect of the Company's accounting policies and other risks detailed in the Company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

For more complete information on Smith-Midland Corporation, visit the Company’s website at SMITHMIDLAND.com. The “Investor Relations” area will include the Company’s Form 10-K.

Media Inquiries:
AJ Krick, CFO
540-439-3266
investors@smithmidland.com
Sales Inquiries:
info@smithmidland.com